UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 8, 2008

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9690 Deereco Road
Suite 100
Timonium, Maryland 21093
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 8.01.	Other Events

On September 8, 2008, Omega Healthcare Investors, Inc. (“Omega”) announced that it completed the operational transfer of 13 skilled nursing facilities to affiliates of Formation Capital (“Formation”), as contemplated by the Master Transaction Agreement dated August 6, 2008.

As previously reported, on August 6, 2008 subsidiaries of Omega entered into a Master Transaction Agreement with Formation whereby Formation agreed to lease 15 former Haven facilities under a Master Lease.   The 15 former Haven facilities consist of 14 skilled nursing facilities and one assisted living facility, and are located in Connecticut (4), Rhode Island (4), New Hampshire (3), Vermont (2) and Massachusetts (1).  As contemplated by the Master Transaction Agreement, on September 8, 2008, Formation entered into a Master Lease with our subsidiaries providing for an initial term of 10 years with initial annual rent of approximately $12 million.  In addition, Formation has an option after the initial 12 months of the lease to convert eight of the leased facilities into mortgaged properties, with economic terms substantially similar to that of the original lease.  The commencement date under the Master Lease for each of the facilities is conditioned upon the receipt of the required regulatory licenses and approvals.  The commencement date under the Master Lease for the three facilities in New Hampshire is September 1, 2008.  Also as of September 1, 2008, Formation entered into Interim Management Agreements covering all of the Connecticut, Rhode Island and Massachusetts facilities.  The Interim Management Agreement is structured to place Formation and our subsidiaries in the same place economically as if the commencement date for the Master Lease had occurred, including the payment to us of amounts equivalent to the base rent that would be payable under the Master Lease.  Two former Haven facilities in Vermont will be added to the Master Lease or Interim Management Agreement pending state regulatory approval.  During the period that the former Haven facilities were operated on our behalf, the financial statements of the entity operating the facilities will be consolidated into our financial statements in accordance with FIN 46R.

A copy of the press release issued by Omega on September 8, 2008 is included as Exhibit 99.1 to this report.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit
Number	Description

99.1	Press Release dated September 8, 2008

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated: September 12, 2008	By:	/s/ C. Taylor Pickett
		Name:	C. Taylor Pickett
		Title:	President and Chief Executive Officer

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